Exhibit 11 - Computation of net earnings per share



                                               Three months (13 Weeks) Ended
                                                April 5, 1997   March 30, 1996
                                                 (Unaudited)     (Unaudited)
Primary:

Primary net earnings...........................   $65,011,514     $52,583,807
                                                  ===========     ===========
Average shares outstanding
  (excludes dilutive effect of employee
  stock options because less than 3%)..........    87,828,041      87,635,545
                                                   ==========      ==========
Primary net earnings per share.................        $.7402          $.6000
                                                       ======          ======
Fully diluted:

Fully diluted net earnings.....................   $65,011,514     $52,583,807
                                                  ===========     ===========
Fully diluted average shares outstanding:
  Primary shares outstanding...................    87,828,041      87,635,545
  Dilutive effect of employee stock options....        48,887         146,499
                                                   ----------      ----------
                                                   87,876,928      87,782,044
                                                   ==========      ==========
Fully diluted net earnings per share...........        $.7398          $.5990
                                                       ======          ======


    The information furnished has not been audited and is subject to year-end adjustments.